UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2015

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

                           Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 10, 2015, the Board of Directors of Lakeland Industries, Inc. (the “Company”) appointed Teri W. Hunt, 53, as Chief Financial Officer of the Company. Ms. Hunt has served as the Company’s Acting Chief Financial Officer since July 17, 2015 and as the Company’s Vice President of Finance since November 2010, before which time she served as its Corporate Controller from May 2007 to November 2010. Ms. Hunt joined the Company in 2005 and was primarily responsible for various accounting functions and special projects as the Company began to expand its international operations. Prior to joining the Company in 2005, Ms. Hunt served in accounting, audit and administrative capacities, including the position of Corporate Controller, for Wellstone Mills (formerly TNS Mills), a $400 million textile company, from 1988 to 2005.

In connection with her appointment as Chief Financial Officer, the Company entered into an employment agreement, dated November 10, 2015, with Ms. Hunt (the “Employment Agreement”). The Employment Agreement is for a term of three (3) years commencing on November 10, 2015 through November 9, 2018 (the “Term”), subject to early termination as provided therein.

The Employment Agreement provides for a base salary of $215,000 per year. Ms. Hunt is also eligible to be awarded an annual incentive bonus of between 80% and 120% of her target bonus amount of $35,000, subject to adjustment by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) based upon the Company’s achievement of certain earnings per share targets to be established by the Compensation Committee.

Under the Employment Agreement, if the Company terminates Ms. Hunt’s employment without Cause or she resigns for Good Reason, in either such case, within 24 months after a Change in Control (as such terms are defined in the Employment Agreement), the Company (subject to certain restrictions) shall pay Ms. Hunt (i) all accrued obligations of the Company through the date of termination, (ii) twenty four (24) months of her then current base salary, and (iii) two (2) times the target bonus amount then in effect.

In the event the Company terminates Ms. Hunt’s employment without Cause or she resigns for Good Reason, in either such case, other than in connection with a Change in Control, the Company (subject to certain restrictions) shall pay Ms. Hunt (i) all accrued obligations of the Company through the date of termination, (ii) twelve (12) months of her then current base salary, and (iii) a pro rata portion of the annual bonus, if any, for the year of termination up to and including the date of termination. If Ms. Hunt is terminated for Cause, she will be entitled to receive her base salary through the date of termination and any awarded but unpaid bonus. If Ms. Hunt’s employment is terminated as a result of her death or “total disability” (as defined in the Employment Agreement), either she or her beneficiary or estate, as the case may be, will be entitled to receive her then current base salary through the date of termination, the pro rata portion of any annual bonus for the year of termination up to the date of termination, and any accrued obligations of the Company.

Also under the Employment Agreement, Ms. Hunt is subject to non-competition and non-solicitation restrictions during the Term and for a period of one year thereafter.

The Company’s Board of Directors did not appoint Ms. Hunt pursuant to any arrangement or understanding between Ms. Hunt and the Company or any other person or entity, and Ms. Hunt does not have any family relationship with any director or executive officer of the Company. In addition, there are no transactions between Ms. Hunt and the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated November 10, 2015, between Lakeland Industries, Inc. and Teri W. Hunt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/ Christopher J. Ryan

Christopher J. Ryan

Chief Executive Officer &

President

Dated: November 11, 2015

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Employment Agreement, dated November 10, 2015, between Lakeland Industries, Inc. and Teri W. Hunt.